Exhibit 10.c

[FORM OF LETTER AMENDING SERP]

March 21, 2012

[NAME]

[ADDRESS]

[ADDRESS]

Dear [NAME]:

As you know, the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that effective for equity and other awards under the Company’s various plans for incentive compensation made on or after February 6, 2012, there shall be no provision for excise tax “gross-up” payments.

For this reason, although the following amendment would not remove the gross-up protection from your frozen SERP, the amendment nevertheless is required to remove the potential gross-up from other post-February 6, 2012 equity and other awards which the Committee has determined shall no longer have the benefit of gross-up payments.

Consequently, in order to implement this change, effective February 6, 2012, you and the Company hereby agree that the following sentence is to be added to your SERP at the end of definition (g) “Gross-Up Amount”:

Notwithstanding the foregoing, no Gross-Up Amount or Payment with respect thereto shall be due, payable or paid hereunder with respect to any payment or distribution by the Company to or for your benefit, whether paid, distributed, payable or distributed or distributable pursuant to the terms of this Agreement, any stock option or stock award plan, retirement plan or otherwise for (i) benefits [if any] accrued under this Agreement [(other than an increase in your vested percentage as provided in definition (o) hereunder)], on or after February 6, 2012, (ii) stock options, stock awards, or other awards or payments made on or after February 6, 2012 under any stock or incentive plan of the Company, or (iii) any other retirement plan or other benefits accruing on or after February 6, 2012.

[NAME]

March 21, 2012

In order to make these changes effective, please sign the enclosed copy of this letter agreement and return it to Greg Wittrock.

Sincerely yours,

[NAME]
[TITLE]

I agree to the above-described Amendment

to my Supplemental Executive Retirement

Plan with the Company.

[NAME]
Date: